Exhibit 99.1

Accuride Corporation Announces Chairman of the Board and Executive Management Appointments

EVANSVILLE, Ind. - January 2, 2007 - Today, Accuride Corporation (NYSE:  ACW) announced Chairman of the Board and executive management appointments.  The changes are effective immediately.

•                  Terrence J. Keating, Accuride’s current Chief Executive Officer and member of the Board of Directors has been named Chairman of the Board and will continue as the Company’s CEO.  Mr. Keating succeeds James H. Greene, Jr., as Chairman.  Mr. Greene will remain on the Board as the Lead Independent Director.

•                  John R. Murphy, currently Accuride’s President and Chief Financial Officer, will assume responsibilities of Chief Operating Officer and continue as President.

•                  David K. Armstrong, Accuride’s current Senior Vice President / Finance and General Counsel, has been named Senior Vice President / Chief Financial Officer and will continue as General Counsel.

•                  Stephen A. Martin has been named Vice President / Corporate Counsel.  Mr. Martin previously served as Accuride’s Associate General Counsel.

“Today’s appointments reflect a logical progression of Accuride’s executive management team,” said Mr. Greene, Member, KKR, LLC, the general partner of Kohlberg Kravis Roberts & Co., and outgoing Chairman of Accuride’s Board.  “The changes in senior leadership accountabilities allow for the continued pursuit of Accuride’s strategic business initiatives, and are in support of the seamless succession planning at the Company.”

As a result of the appointments, Armstrong and Murphy will both report directly to Keating.

“As Chairman of the Board and CEO of Accuride, I will continue to drive Accuride’s strategic plan calling for further optimization of our facilities and pursuit of global expansion,” said Mr. Keating.  “The new assignments of our key leaders will allow for intensified focus on these business initiatives, while strengthening the versatility of our topside management team.”

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco, and Brillion.  For more information, visit Accuride’s website at http://accuridecorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for Accuride Corporation:  All comments relating to any future period are forward-looking statements, subject to uncertainties and risk that could cause actual results to vary materially from what is suggested here.  These statements are subject to risks and uncertainties, including without limitation, the general market conditions, the performance of the Company’s business and other risks detailed from time-to-time in Accuride’s filings and reports with the Securities and Exchange Commission.